Exhibit 3.114

State of Delaware Secretary of State Division of Corporations Delivered 06:00 PM 08/18/2015 FILED 05:49 PM 08/18/2015 SRV 151187968 – 4169562 FILE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HABIT HOLDINGS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Habit Holdings, Inc. (the “Company”), a corporation organized and existing by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. That the Company filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 5, 2006;

2. That the Company filed its Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on September 29, 2006;

3. That the Board of Directors of the Company duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of the Company, declaring said amendment and restatement to be advisable and in the best interests of the Company and its stockholders, and authorizing the appropriate officers of the Company to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Company be amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Habit Holdings, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Company in Delaware is, and the Company’s registered agent at the registered office is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

County of New Castle

ARTICLE III

PURPOSES

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any and all lawful acts or activities for which corporations may be organized under the Delaware General Corporation Law as now or hereafter in force.

ARTICLE IV

CAPITALIZATION

The Company shall have authority, acting by its board of directors, to issue one hundred (100) shares of common stock, $0.001 par value per share (the “Common Stock”), such shares being entitled to one vote per share on any matter on which stockholders of the Company are entitled to vote and such shares being entitled to participate in dividends and to receive the remaining net assets of the Company upon dissolution. The number of authorized shares of any class may be increased or decreased (but not below the number of such shares then outstanding) by the affirmative vote of the holders of a majority of all classes of stock of the Company entitled to vote. There shall be no cumulative voting by the stockholders of the Company.

ARTICLE V

BOARD OF DIRECTORS

The board of directors shall manage the business and affairs of the Company and shall consist of not less than two nor more than nine directors, the exact number to be fixed and determined from time to time by resolution of a majority of the directors then in office. Vacancies in the board of directors, whether resulting from an increase in the number of directors, the removal of directors for or without cause, or otherwise, may be filled by a vote of a majority of the directors then in office, although less than a quorum. Election of directors at an annual or special meeting need not be by written ballot unless the bylaws of the Company so provide.

ARTICLE VI

LIMITATION ON PERSONAL LIABILITY OF DIRECTORS

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (or the corresponding provision of any successor act or law), and (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers or expanding such liability, then the liability of directors and officers of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the provisions of this Article VI by the stockholders shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ARTICLE VII

INDEMNIFICATION

(a) The Company shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”). The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Company to indemnify any other person for any such expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Company may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(b) Notwithstanding the foregoing, the Company shall not indemnify any such indemnitee (1) in any proceeding by the Company against such indemnitee; (2) in the event the board of directors determines that indemnification is not available under the circumstances because the officer or director has not met the standard of conduct set forth in Section 145 of the DGCL; or (3) if a judgment or other final adjudication adverse to the indemnitee establishes his liability (A) for any breach of the duty of loyalty to the Company or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (C) under Section 174 of the DGCL.

ARTICLE VIII

AMENDMENTS

The bylaws of the Company may be amended, modified, or repealed by a resolution adopted by the board of directors or stockholders of the Company, subject to any provision of law then applicable. The Company reserves the right to amend modify, or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by statute, and all rights conferred in this Certificate on the stockholders of the Company are granted subject to this reservation.

Notwithstanding any of the provisions of this Certificate or the bylaws of the Company (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate or the bylaws of the Company) the affirmative vote of the holders of a majority of the voting power of the Company shall be required to repeal or amend this Article VIII or to repeal, amend or adopt any provision inconsistent with Articles VI, VII or VIII.

ARTICLE IX

PREEMPTIVE RIGHTS

The stockholders of the Company shall have no preemptive or preferential right to subscribe for or purchase any stock or securities of the Company.

ARTICLE X

WRITTEN ACTION BY STOCKHOLDERS

An action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting by written action signed, or consented to by authenticated electronic communication by stockholders having voting power equal to the voting power that would be required to take the same action at a meeting of the stockholders at which all stockholders were present. The written action is effective when it has been signed, or consented to by authenticated electronic communication, by the required stockholders, unless a different effective time is provided in the written action.

[Signature Page Follows]

HABIT HOLDINGS, INC.

By:

Christopher L. Howard
Vice President and Secretary